SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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CHAD THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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Contact:	Earl L. Yager	Subject:	Proxy
	Chief Operating Officer		Contest
(818) 882-0883

INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS
VOTE FOR CHAD BOARD NOMINEES

CHATSWORTH, California, September 6, 2002

CHAD Therapeutics, Inc. (ASE-CTU), announced that Institutional Shareholder Services (“ISS”), the nation’s leading independent proxy advisory firm, has recommended a vote in favor of CHAD’s nominees to the Board of Directors at the 2002 Annual Meeting of Shareholders to be held on September 11. A small group of dissidents has been waging a proxy contest in an attempt to elect their own nominees to the CHAD Board of Directors.

The ISS report contained a recommendation that shareholders “vote with management’s WHITE card and discard the Dissidents’ GREEN card.”

In referring to CHAD’s fiscal 2002 sales results, which increased by over 50% from the previous year, ISS stated that the results “...belie any suggestion that the company’s revenue growth is a real cause for concern...”

ISS further stated in its analysis:

“. . . it does not appear that the dissident nominees bring to the table the requisite experience to address any perceived deficiencies in the company’s strategic direction...”

“. . . CHAD’s board appears to have ample expertise to address the strategic issues raised by the dissidents and substantial incentive, in the form of stock ownership, to do so.”

Thomas E. Jones, CHAD’s Chief Executive Officer, stated, “We are pleased to have the recommendation of ISS based on their independent review. We are also thankful for the many expressions of support we have received from individual shareholders who have recognized the success of our turnaround plan. We strongly believe that the best way to enhance shareholder value is to build a solid Company with quality products that meet the needs of our customers and their home oxygen patients. Towards that end, we have introduced a number of new products over the past two years that have been the foundation of our turnaround and we will continue with our efforts in this area. We urge our shareholders to support CHAD’s nominees on the WHITE proxy form.”

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